Exhibit 10.1

INVESTIGATOR INITIATED-CLINICAL TRIAL AGREEMENT

This Investigator-Initiated Clinical Trial Agreement ("Agreement") effective this 3rd day of August, 2020, (the "Effective Date") is by and between ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI, a non-profit corporation, having its principal offices at One Gustave L. Levy Place, New York, NY 10029 ("INSTITUTION") and XORTXTherapeutics ("COMPANY"), a Canadian corporation, having its principal offices at Suite 4000, 421-7th Avenue Calgary, Alberta, Canada. INSTITUTION's faculty employee Steven Coca, M.D. ("PRINCIPAL INVESTIGATOR") shall be the Sponsor-Investigator under this Agreement, and shall conduct this Study as an employee of lnstitution and not as a party to this Agreement.

WHEREAS, the COMPANY wishes to fund and desires that the INSTITUTION undertake a clinical trial in the field of Nephrology and acute kidney injury due to COVID-19; and

WHEREAS, in furtherance of its scholarly, research, and advancing patient care interests, the INSTITUTION is willing to undertake such clinical trial upon the terms and conditions set forth below in a manner consistent with its status as a not-for-profit research and education institution;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.	PRINCIPAL INVESTIGATOR

PRINCIPAL INVESTIGATOR agrees to conduct a clinical study ("Study") according to the protocol (Exhibit A, incorporated herein by this reference, "Protocol"), which has been approved by the INSTITUTION, its Institutional Review Board and the COMPANY. Any statement in the Protocol which is inconsistent with this Agreement is superseded by the Agreement. The PRINCIPAL INVESTIGATOR agrees to devote his/her reasonable efforts to perform the work required under this Agreement efficiently.

PRINCIPAL INVESTIGATOR and INSTITUTION represent that they have the requisite and necessary experience, equipment, facilities and personnel to conduct the Study properly.

2.	CONDUCT OF THE STUDY

INSTITUTION and PRINCIPAL INVESTIGATOR agree to perform the Study according to the Protocol, and in accordance with all applicable rules and regulations. INSTITUTION shall ensure that an Institutional Review Board ("IRB"), established and constituted in accordance with applicable laws and regulations, oversees the conduct of the Study and is fully compliant with 21 C.F.R. § 56. INSTITUTION and PRINCIPAL INVESTIGATOR shall comply with the directives of the IRB respecting the conduct of the Study. Notwithstanding the foregoing, INSTITUTION and PRINCIPAL INVESTIGATOR agree not to implement any deviation from or changes to the Protocol without prior IRB approval, except as necessary to protect the safety, rights or welfare of a patient enrolled in the Study. COMPANY acknowledges that the primary mission of INSTITUTION is health care, education, research and the advancement of knowledge, and consequently, all services provided by INSTITUTION under this Agreement will be performed in a manner best suited to carry out that mission. INSTITUTION does not guarantee specific results of the Study.

3.	COSTS & FUNDING

COMPANY shall provide funds to conduct the Study as described in this paragraph. Payment of the sums due under this agreement shall be made according to the Budget and Payment Schedule, attached as Exhibit(s) A and B.

It is agreed that payment of the sums due under this agreement shall be made payable to:

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ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI (EIN # 13-6171197) and sent to:

Icahn School of Medicine at Mount Sinai

Division ofNephrology

One Gustave L. Levy Place, Box 1243

New York, NY 10029

Attention: Treneon Chan

4.	TERM AND TERMINATION

a.     This Agreement shall expire upon the earlier of the completion of the Study or three (3) years from the Effective Date (the "Term"). In the event that either party defaults or breaches any material provision of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice to the party in default or breach; provided, however, that if the party defaulting, breaching, or failing, within thirty (30) days of the receipt of such notice cures the said default, breach or failure; the Agreement will continue in force and effect.

b.     This Agreement may be terminated by either party, upon immediate prior notice, if the authorization and approval to perform the Study in the United States is withdrawn by the FDA or, if the emergence of any adverse reaction or side effect with the drug administered or the device employed in the Study is of such magnitude or incidence in the opinion of either the COMPANY or INSTITUTION to support termination.

c.     If either party should become insolvent or should make any assignment for the benefit of creditors, or should be adjudged bankrupt, or should file a petition in bankruptcy, or is named as debtor in an involuntary bankruptcy proceeding, or if a receiver or trustee of the property of either party is appointed, then this Agreement, at the option of the other party, will terminate, effective on the date notice of such te1mination is given.

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d.    Should COMPANY terminate this Agreement, COMPANY will reimburse INSTITUTION for all expenditures and non-cancelable commitments incurred prior to termination not to exceed the total amount of the Agreement.

e.     In the event the PRINCIPAL INVESTIGATOR should leave the faculty at the INSTITUTION, and the parties cannot find a qualified replacement that is mutually acceptable, the INSTITUTION retains the option to terminate this Agreement.

5.	NOTICES

Any notices given under this agreement shall be in writing and shall be deemed delivered when sent by first-class mail, postage prepaid, addressed to the parties as follows:

INSTITUTION	COMPANY

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI One Gustave L Levy Place, Box 1251 New York, New York Attn: Rosaria McEntee, Director of Finance	XORTX Therapeutics Inc Suite 4000, 721, 7th Avenue Calgaiy, Alberta, T3H 5Z7 Attn: Allen Davidoff, CEO

With a copy to Principal Investigator:

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

Division ofNephrology

One Gustave L. Levy Place, Box 1243

New York, NY 10029

Attention: Treneon Chan

6.	CONFIDENTIAL INFORMATION

"Confidential Information" means information that a party owns or controls and maintains as confidential that such party discloses (as the "Disclosing Party") to the other party (as the "Receiving Party") during the Term, including without limitation, any such information regarding products or services, research, data, prototypes, samples, software, inventions, processes, formulas, technology, designs, drawings, hardware configurations, business and marketing. For clarity, "Confidential Information" includes the foregoing information of a third party in possession of Disclosing Party, that Disclosing Party has a legal right to disclose to Receiving Party under terms of confidentiality as set forth herein.

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The Receiving Party will:

a.	use Disclosing Party's Confidential Infom1ation only in connection with the Study and only during the Term; for clarity the any allowed use of Confidential Information contained herein expressly excludes any use of Disclosing Party's Confidential Information for regulatory or patent filing purposes, or for initiation or pursuit of any proceeding to challenge the patentability, validity, or enforceability of any patent application or issued patent (or any portion thereof) that is owned or controlled by Disclosing Party (including e.g. via pre-issuance submissions, post grant review, or inter partes review). Any such excluded use is hereby deemed a material breach of this Agreement;

b.	not disclose Disclosing Party's Confidential Information to any person other than those entitled to receipt under subsection d below without Disclosing Party' s prior written permission;

c.	use at least the same degree of care to maintain the confidentiality of Disclosing Party's Confidential Information as the Receiving Party uses in maintaining the confidentiality of its own confidential information, but always at least a reasonable degree of care;

d.	restrict disclosure of Disclosing Party's Confidential Information solely to those employees and faculty of Receiving Party having a reasonable need to know such Confidential information in order to accomplish the Study, provided however, that with respect to third party Confidential Information disclosed hereunder, such disclosure shall be pe1mitted only if and to the extent not prohibited by the Disclosing Party's agreement with such third party;

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e.	advise each such employee and faculty, before he or she receives access to the Confidential Information, of the obligations of Receiving Party under this Agreement, and require each such employee and faculty to comply with those obligations; for clarity, each Receiving Party shall be fully responsible to the Disclosing Party for such compliance by its employees and faculty; and

f.	within fifteen (15) days of the sooner of: (i) the expiration or termination of this Agreement or; (ii) the written request of the Disclosing Party, return to Disclosing Party all documentation, copies, notes, diagrams, computer memory media and other materials containing any portion of the Disclosing Party's Confidential Information, or confirm to Disclosing Party in writing, the destruction of such materials, except for a single copy of such Confidential Information that the Receiving Party may keep solely for the purpose of monitoring its obligations under this Agreement.

This Agreement imposes no obligation on Receiving Party with respect to any portion of the Confidential Information received from Disclosing Party that Receiving Party demonstrates with competent written and/or electronic records: (a) was known to Receiving Party prior to disclosure by Disclosing Party, (b) is or becomes generally known or publicly available other than by unauthorized disclosure by Receiving Party or its employees or faculty, (c) is lawfully obtained by Receiving Party from a third party under no obligation of confidentiality, or (d) is independently developed by the Receiving Party without use of Confidential Information disclosed by the Disclosing Party, as demonstrated by written and/or electronic records created contemporaneously with such independent development. In addition, Receiving Party may disclose Confidential Information of Disclosing Party to the extent required by law, court order, or other legal authority with jurisdiction, provided that the Receiving Party promptly informs the Disclosing Party in writing of such requirement (to the extent legally permissible) and complies, at the Disclosing Party's written request and expense, with the Disclosing Party' s legal efforts to prevent or limit the scope of such required disclosure. In the event such legally compelled disclosure is made as permitted hereunder, Receiving Party shall continue in all other ways to maintain the confidentiality obligations and use restrictions herein with respect to such information.

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Nothing in this Agreement obligates Disclosing Party to disclose its Confidential Information, but to the extent it does so, Disclosing Party: (a) will disclose Confidential Information in a written document or machine readable media marked as "confidential" or if the disclosure takes oral or other intangible f01m, (b) will summarize such disclosure in a written memorandum marked "confidential" transmitted to Receiving Party within thirty (30) days of the intangible disclosure; provided, however, that failure to so mark or summarize Confidential Information shall not compromise or alter its confidential status if a reasonable person would recognize, based upon its content and/or the context of its disclosure, that such disclosure was intended as confidential.

All data and/or results generated by the PRINCIPAL INVESTIGATOR, or those under direct supervision of PRINCIPAL INVESTIGATOR while performing the Study (the "Study Results") are Confidential Information of INSTITUTION.

The obligations of this Section shall expire          after termination or expiration of this Agreement.

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7.	PUBLICATION

The PRINCIPAL INVESTIGATOR is free to communicate and/or publish with respect to the Study being conducted hereunder without the prior approval of COMPANY. However, with respect to any proposed publication of the Study Results, the PRINCIPAL INVESTIGATOR agrees to submit to COMPANY a summary of the proposed publication at least thirty (30) days prior to the submission thereof for publication. The purposes for such prior submission are: (i) to provide COMPANY with the opportunity to review and comment on the contents of the proposed publication, and (ii) to identify any Confidential Information to be deleted from the proposed publication. COMPANY shal1 provide any comments to PRINCIPAL INVESTIGATOR or identify any of COMPANY's Confidential Info1mation to be deleted from the proposed publication within thirty (30) days of receipt of the proposed publication. At the end of the thirty (30) day period, INSTITUTION shall be free to proceed with publication. If the event deletion of COMPANY Confidential Information from the proposed publication will materially and adversely affect INSTITUTION's ability to support its scientific conclusions, COMPANY agrees to provide INSTITUTION alternative non-confidential information adequate to al1eviate such defects. No other release of any information relating to the Study which uses COMPANY's name or INSTITUTION's name (or any of the foregoing's employees, faculty, students, directors, trustees, officers, or other representatives) or any adaptation of any of the foregoing, shall be made to any news medium (including press releases) without prior written consent of the party whose name is to be used.

INSTITUTION will register Study with a public clinical trials registry in accordance with applicable laws and regulations.

8.	INTELLECTUAL PROPERTY

a)       Ownership of Intellectual Property. As used herein, "Intellectual Property" or "IP" means all technical information, inventions, developments, discoveries, Study Data, software, know-how, methods, techniques, formulae, processes and other prop1ietary property, whether or not patentable or copyrightable. It is expressly agreed that neither the COMPANY nor INSTITUTION transfers by operation of this Agreement to the other party any Intellectual Property owned by a party as of the commencement date of this Agreement or developed by a pai1y outside of the Study. As this Agreement is for an Investigator-Initiated Study, inventorship of any Intellectual Property shall be determined in accordance with inventorship principles of United States Patent Law. Any Intellectual Property first conceived and reduced to practice in performance of the Study during the Term solely by employees, agents, and/or independent contractors of INSTITUTION shall be the sole property of INSTITUTION ("Sole Inventions"). Any Intellectual Property first conceived jointly in the performance of the Study during the Term by at least one employee, agent, and/or independent contractor of INSTITUTION and at least one employee, agent, and/or independent contractor of COMPANY shall be jointly owned by COMPANY and INSTITUTION ("Joint Inventions").

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b)       Disclosure of Intellectual Property. Mount Sinai's technology and business development office, Mount Sinai Innovation Partners ("MSIP"), will provide COMPANY with a confidential written disclosure of any Sole Invention or Joint Invention ("Invention Notice"), after MSIP's receipt of such disclosure from PRINCIPAL INVESTIGATOR, whether patentable or not, and COMPANY shall hold such Invention Notice strictly confidential. COMPANY will advise INSTITUTION in writing, no later than forty-five (45) days after receipt of such disclosure, whether it requests INSTITUTION to file and prosecute patent applications claiming such Sole Invention or Joint Invention. If Company does not request Mount Sinai to file and prosecute such patent applications, INSTITUTION may proceed with such preparation and prosecution at its own cost and expense; but such patent applications (and any patents resulting therefrom) will be excluded from COMPANY's option under set f011h below and, with respect to Joint Inventions, COMPANY will assign all of its rights therein promptly to INSTITUTION.

c)       INSTITUTION will control the preparation and prosecution of all patent applications and the maintenance of all patents related to Joint Inventions and Sole Inventions. COMPANY will reimburse INSTITUTION within sixty (60) days of receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that COMPANY has requested INSTITUTION to prosecute hereunder.

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d)       In consideration of Sponsor's payment for intellectual property expenses as provided for herein, INSTITUTION will grant to COMPANY the exclusive option to negotiate a fee, milestone, and royalty bearing license to practice INSTITUTION's rights in Sole Inventions and Joint Inventions, including the right to make, use, sell, offer for sale and import any such inventions claimed or otherwise included therein, but only with respect to patent applications filed at COMPANY's request in accordance with the terms of this Agreement. Sponsor shall have one hundred and twenty (120) days after receipt of notice of such Sole Invention, to exercise such option by providing written notice to INSTITUION. INSTITUTION and COMPANY will negotiate in good faith to determine the terms of a license agreement as to each item of such intellectual property for which COMPANY has agreed to make payment for intellectual property expenses as provided for herein. If the parties fail to execute such a license agreement within six (6) months after disclosure of the Sole Inventions and/or Joint Inventions to COMPANY or if COMPANY fails to make payment for intellectual property expenses as provided for herein, then INSTITUTION will be free to license such intellectual property to any party upon terms that INSTITUTION deems appropriate, without any further obligation to COMPANY.

e)       Any exclusive license granted to COMPANY pursuant to this Agreement will be subject to: (a) the licensee's obligation to pay related patent expenses directly to the responsible law firm under a client and billing agreement to be executed contemporaneously with such license; (b) the retained rights of INSTITUTION to use such rights for academic research, teaching, and patient care purposes and; (c) as applicable, to the rights of the United States government including as reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

9.	INDEMNIFICATION

The COMPANY will defend, indemnify and hold harmless PRINCIPAL INVESTIGATOR and INSTITUTION, their trustees, officers, agents, and employees from any liability, loss or damage, they may suffer as the result of claims, demands, cases or judgments against them arising from the manufacture of any study drugs or devices provided by COMPANY to INSTITUTION for use in the Study, or arising from COMPANY's use of Study Results received from INSTITUTION, provided that (i) INSTITUTION promptly notifies COMPANY in writing after Institution receives notice of any claim, (ii) INSTITUTION is given the opportunity, at its option, to participate and associate with COMPANY in the control, defense and trial of any claim and related settlement negotiations COMPANY shall settle no action for which it indemnifies INSTITUTION without INSTITUTION's prior written consent, with respect to statements implicating liability or fault on the part of INSTITUTION or obligating INSTITUTION to perform or refrain from any act (other than payment on claims to be indemnified in full by COMPANY).

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10.	RELATIONSHIP OF THE PARTIES

The relationship of COMPANY and INSTITUTION established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create a relationship of employment or agency, nor shall either party's employees, servants, agents, or representatives be considered the employees, servants, agents, or representatives of the other. Nothing in this Agreement shall be construed to constitute the parties as partners or joint venturers, or allow either of the parties to create or assume any obligation on behalf of the other party.

11.	RECORDS AND REPORTS

INSTITUTION shall furnish COMPANY with copies of Study Results documents upon request, provide information regarding Study progress and allow COMPANY access to Study Results upon request, at mutually agreeable times during normal business hours. All Private Healthcare Information shall be deleted from any Study data provided to COMPANY. Upon completion of the research or termination of the Agreement, INSTITUTION will submit a written study report. This report will be due sixty (60) days after termination of this Agreement. INSTITUTION shall maintain all Study Results for as long as required by applicable laws and regulations.

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12.	MATERIALS

The COMPANY will provide the PRINCIPAL INVESTIGATOR with sufficient quantities of the COMPANY's drug / device/ INSERT at no charge for use in the Study. PRINCIPAL INVESTIGATOR shall return to COMPANY any remaining supply of the Drug / Device/ INSERT after completion or termination of the Study. INSTITUTION shall conduct the Study in accordance with any written instructions provided by COMPANY in regards to use of Drug I Device. If COMPANY provides INSTITUTION with any proprietary study drugs and/or devices for use under the Study, such COMPANY proprietary materials will be used solely for the Study and not for any other purposes. INSTITUTION and PRINCIPAL INVESTIGATOR shall be responsible for compliance with all laws and regulations applicable to any destruction or disposition of COMPANY proprietary materials used under the Study. INSTITUTION and PRINCIPAL INVESTIGATOR will inform all potential Study participants that the proprietary study drugs and/or devices are being used for investigational purposes. Prior to using any proprietary study drugs and/or devices of COMPANY, PRINCIPAL INVESTIGATOR shall read and understand all information in the investigator's brochure, including the potential risks and side effects of the drug. Upon completion or termination of this Study, INSTITUTION shall return, at COMPANY's expense, or destroy any remaining COMPANY proprietary materials at the direction and request of COMPANY.

13.	GOVERNING LAW

This agreement shall be interpreted and enforced under the laws of the State of New York, without giving effect to any conflicts-of-laws principles to the contrary. The Parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located in the city of New York with respect to any and all disputes concerning or otherwise arising under this Agreement.

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14.	CHANGES

This Agreement and any Exhibits hereto constitutes the entire understanding of COMPANY and INSTITUTION with regard to the subject matter hereof. No changes, amendments or alterations shall be effective unless in writing and signed by both parties.

15.	COMPLIANCE WITH HIPAA

INSTITUTION agrees to comply with all applicable state and federal laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d ("HIPAA") and any current and future regulations promulgated thereunder. Both parties agree that the use of data generated under this Study shall be governed by the terms and conditions of the Informed Consent and HIPAA authorization fom1s, which have been or will be approved by INSTITUTION's IRB. Terms and conditions of this Agreement shall not supersede or modify the use of data terms and conditions listed in the Informed Consent and HIPAA authorization forms. PRINCIPAL INVESTIGATOR will ensure that the requirements relating to and obtaining Informed Consent and IRB review and approval are met. Any use or disclosure of Private Healthcare Information by COMPANY shall be subject to the applicable consent form and authorization documents.

16.	USE OF NAME

Neither party shall use any other party's name in advertising, promotions, or other commercial materials without the prior express written consent of the party to be named. Company reserves the right, upon the review and consent of the Institution and Principle Investigator to report the existence of this Agreement in a press release, such consent shall not be unreasonably denied In particular, Company reserves the right to publish " topline" results of this study in a press release, subject to review and consent of the Institution and Principle Investigator, such consent shall not be unreasonably denied.

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17.	CONFLICT OF INTEREST

In order to avoid the potential for conflicts of interest as well as the appearance of such, PRINCIPAL INVESTIGATOR agrees that during the term of this Study he/she will not hold any shares of stock of COMPANY or options to purchase shares of stock of COMPANY without the prior written consent of COMPANY and notice to INSTITUTION of such, and that he/she will not purchase or sell, whether for his own account or the account of any other person or entity, shares of COMPANY stock. In addition, PRINCIPAL INVESTIGATOR will make all sub-investigators aware of this provision which shall be fully applicable to them.

18.	FORCE MAJEURE

INSTITUTION shall not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond control, or by reason of any of the following: labor disturbances or disputes of any kind, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortages, disease, or similar occurrences.

19.	ENTIRE AGREEMENT: AMENDMENTS

This Agreement and the Exhibits hereto contain the entire agreement between the parties with respect to the subject matter herein. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by authorized representatives of both parties.

20.	SEVERABILITY

In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

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21.	DEBARMENT

INSTITUTION will not use in any capacity the services of any individual, corporation, partnership or association which:

(1)	has been debarred under 21 U.S.C. 335a

(2)	has been disqualified as a clinical investigator under the provision of 21 C.F.R. 312.70.

In the event that INSTITUTION becomes aware of the debarment or disqualification of any such individual, corporation, partnership or association providing services under this Agreement, INSTITUTION shall notify COMPANY.

22.	SURVIVAL

The following shall survive termination of this Agreement: Sections 6, 7, 8, 9, I 0, 12, 13, 14, 15, 18, 19, 21 and 22.

23.	PARTIES TO THIS AGREEMENT

Notwithstanding anything in this Agreement to the contrary, the PRINCIPAL INVESTIGATOR is not a party to this Agreement and INSTITUTION will be fully and solely responsible for all obligations of PRINCIPAL INVESTIGATOR hereunder.

The persons executing this Agreement represent and warrant that they have the full power and authority to enter into this agreement on behalf of the persons or entities they are signing on behalf of.

(Signature page follows)

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INSTITUTION		Company

BY:	/s/ Rosaria McEntee	BY:	/s/ Dr. Allen Davidoff

Name: Rosaria McEntee		Name: Dr. Allen Davidoff

Title: Director of Finance		Title: C.E.O., XORTX Therapeutics

Date:	8/3/2020	Date:	Aug 3, 2020

Read and Acknowledged by:

Steven Coca, M.D.

/s/ Steven Coca

Principal Investigator

Date:	8/3/2020

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APPENDIX A:

Characterization of COVID-19 progression and Markers of Acute Kidney Injury XORTX Therapeutics Inc.

COVID-19 shares similar symptoms and progression to other viral infections that can lead to acute kidney injury-such as SARS, MERS and influenza. Recent unpublished discussions with physicians at Mount Sinai NY and University of Colorado who are actively treating patients with COVID-19 report that many individuals have very high uric acid levels. Purine xanthine oxidase inhibitors (like Oxypurinol) have been used in the past for treatment of acute kidney injury such as tumor lysis syndrome, suppressing uric acid production and oxygen radical mediated injury. The source of increased uric acid levels is poorly characterized at present, although often associated with pulmonary infection injury (influenza), decreased VO2, cytokine storm, vascular injury, kidney injury. Regardless of the source of increased circulating uric acid levels, acute kidney injury is a reliably reproducible result when uric acid concentrations exceed 7 mg/dL and xanthine oxidase inhibition is an established method of protecting kidney health.

High circulating uric acid is frequently associated with acute kidney injury, with creatinine concentration in the serum acting as a marker of acute kidney injury. Proteinuria is also associated with high uric acid and decrease uric acid via xanthine oxidase inhibition is associated with decreasing proteinuria in the setting of chronic injury.

XORTX is seeking information gathered from COVID-19 patients to understand whether Uric Acid predict outcomes in individuals with COVID-19 infection.

Aim 1: To examine the independent association of serum uric acid and other clinical predictors for major adverse kidney events and death (MAKE-D) in patients hospitalized with COVID-19.

Sample size: 5000+ admitted with COVID-19 to the Mount Sinai Health System

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Table. 1. Baseline Characteristics of Patients Admitted to MSHS with COVID-19 through May 20, 2020
	All (n=5737)	AKI (n= 3112)	No AKI (n= 2625)
Age, median (IQR)	65 (54-77)	69 (59-79)	60 (46-72)
Female, n (%)	2506 (42.3)	1218 (39)	1288(49)
Race/Ethnicity, n (%)
White	1372 (24)	738 (24)	634 (24)
Black	1602 (28)	938 (30)	664 (25)
Hispanic	1706 (30)	862 (28)	844 (32)
Asian	275 (5)	158 (5)	117 (5)
Other or unknown	782 (14)	416(13)	366 (14)
Comorbidities, n (%)
Hypertension	1914 (33)	1297 (42)	617 (24)
Congestive Heart Failure	388(7)	294 (9)	94 (4)
Diabetes Mellitus	1266 (22)	895 (29)	371 (14)
Asthma	271 (5)	131 (5)	120 (5)
COPD	228 (4)	155 (5)	73 (3)
Pre-existing CKD	646 (11)	559 (18)	87 (3)
Liver Disease	126 (2)	87 (3)	39 (2)

baseline > 24 hours after admission

Inclusion Criteria (all of the following):

-Adults (aged 2:18 years)

-Hospitalized with confirmed diagnosis of COVID-19

-Admission > 24 hours

-At least one serum uric acid and one serum creatinine value beyond

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Exclusion Criteria

-Stage 5 CKD or ESRD

-Transfer from outside hospital (not at the start of disease course of severe illness and lack of baseline/prior uric acid and serum creatinine values)

-fewer than 2 serum creatinine measurements available in hospital

Outcomes and Definitions:

Acute Kidney Injury (AKI) and AKI Stages will be defined using KDIGO creatinine criteria. Baseline serum creatinine will be defined as the last available creatinine measurement between 7 and 365 days before admission. All in hospital serum creatinine measurements will be used to determine AKI.

MAKE-D (Make Adverse Kidney Events) will be defined as the acute need for dialysis or a 50% increase in serum creatinine OR death.

Data Analysis:

For Aim 1, we will describe event rates of AKI, severe AKI, dialysis, complications from AKI and death in the hospitalized COVID patients. Overall rates will be reported as well as stratified by important confounders such as age, race and baseline kidney function (CKD stage prior to admission). We will employ multivariable cox proportional hazard models with time varying covariates to assess the risk for in-hospital death by AKI and to assess the independent clinical predictors of MAKE in hospitalized COVID patients. The primary independent variable to be assessed will be serum uric acid at baseline. Baseline covariates will include demographics, baseline kidney function (serum creatinine), severity of illness scores, vital signs, measures of hypoxemia, other key laboratory values such as CPK, medications including ACEi/ARB, BMI, and comorbidities. Time zero will be the date of hospital admission. Patients will be censored at the time of discharge.

The analyses will be repeated using a repeated measures Cox proportional hazards models take into account serial measures of serum uric acid as the independent variable. Other key covariates (potassium, pH, phosphate, blood pressure) will also be included as repeated measures covariates. In addition, we will use mediation analysis will be used to investigate the strength of the evidence that the association between uric acid and the clinical outcomes was a causal effect severe hyperuricemia. Cox proportional hazards regression models for death will be fitted with the baseline risk factors and baseline risk factors plus uric acid. The proportion of effect explained by hyperuricemia will be calculated on the change to the baseline risk factor coefficient after adding uric acid to the cox regression model and the variance derived using the delta method (SAS MEDIATE macro). Mediation analysis will be completed separately for each baseline risk factor of interest.

Aim 2: To assess the trajectory of longitudinal changes in serum uric acid, serum potassium, phosphate in patients with and without AKI.

Hypothesis: Time-updated fluctuations in serum uric acid will associate with clinical outcomes. Comparisons will be made by mixed-model repeated measures analysis of covariance with a subject random effect to account for the fact that multiple measurements within a participant over time are not independent.

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We will test models with different numbers of trajectory groups and different forms of potential trajectories (linear, quadratic, or cubic) for the best model fit, assessed with the Bayesian Information C1iterion. We will compare the slopes of the biomarker trajectory groups using the "TRAJTEST" macro.

After we derive the trajectory groups, we will compare their risks of the kidney outcome using weighted Cox models. We will use a multivariable modeling strategy to adjust for potential confounding, including time updated covariates (including serum potassium, phosphate, pH, CPK).

We will attempt to identify a threshold of serum uric acid at various points in time in hospitalization that associate with high-risk for MAKE-D.

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APPENDIX B:

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